Exhibit 10.2

MAXIMUS

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (“Agreement”) is made between Maximus, Inc., a Virginia corporation (“Maximus”), and Richard J. Nadeau (“Consultant”), with reference to the following:

WHEREAS, Maximus seeks consulting services related to the transition of the Chief Financial Officer position, transition of the principal accounting officer role and continued support for investor relations and communications; and

WHEREAS, Consultant is willing and able to perform the services described herein in accordance with the terms of this Agreement;

NOW, THEREFORE, in consideration of the mutual terms, conditions and covenants set forth herein, the parties agree as follows:

1.    Consultant’s Services. Consultant agrees to render services to Maximus in accordance with the Statement of Work (SOW) attached hereto as Exhibit 1 and incorporated by reference. Consultant shall work under the direction of Bruce Caswell or his designee. Additional services not specifically described in the SOW will be performed by Consultant pursuant to a Task Order executed by authorized representatives of the parties in advance of the commencement of those additional services and subject to the terms and conditions of this Agreement.

2.     Payment.

a. Compensation. In consideration of those services, Maximus shall pay Consultant a retainer of $11,000 per month.

b. Reimbursable Expenses. In addition to the fee specified in subparagraph (a), Maximus shall reimburse Consultant for reasonable, necessary and substantiated expenses incurred by Consultant for out-of-town travel, lodging, meals, automobile rental and administrative expenses in connection with the services rendered hereunder; provided, however, that any such expenses must comply with the Maximus travel and expense reimbursement policies. Consultant will continue to have use of his Maximus-issued company cellular phone for the term of the Agreement.

c. Manner of Payment. Once each month, Consultant shall prepare and submit to Maximus an invoice, by the tenth (10th) day of each month, referencing services rendered in accordance with this Agreement and expenses incurred during the preceding month, together with such supporting documentation as may be required by Maximus. Maximus shall pay Consultant within thirty (30) days after receipt and approval of the invoice and any required supporting documentation.

3.    Status as Independent Contractors. This Agreement shall not constitute or otherwise imply an employment, joint venture, partnership, agency or similar arrangement, and nothing contained herein shall be construed as providing for the sharing of profits or losses arising from the efforts of either or both of the parties hereto. Each party to this Agreement shall act as an independent contractor, and neither party shall have the power to act for or bind the other party except as expressly provided for herein. Consultant assumes sole responsibility for determining the manner and means of performance hereunder. Consultant shall not be eligible for any

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benefit available to employees of Maximus, including, but not limited to, workers compensation insurance, state disability insurance, unemployment insurance, group health and life insurance, vacation pay, sick pay, severance pay, bonus plans, pension plans, savings plans and the like. No income, social security, state disability or other federal or state payroll tax will be deducted from payments made to Consultant under this Agreement. Consultant agrees to pay all state and federal taxes and other levies and charges as they become due on account of monies paid to Consultant hereunder, and to defend, indemnify and hold MAXIMUS harmless from and against any and all liability resulting from any failure to do so.

4.    Term. This Agreement shall be effective as of December 1, 2021 (“Effective Date”) and shall continue in effect until May 31, 2022 unless terminated sooner as provided in Section 5 below. Upon mutual agreement of the parties, the Agreement may be extended an additional six (6) months to November 30, 2022 at the monthly retainer specified in Section 2 above. If the parties agree to not extend the Agreement for such additional term, Maximus will pay Consultant a one-time fee of $33,000 representing 50% of the monthly retainer for the unexercised six-month extension period.

5.    Termination. Either party shall have the right to terminate this Agreement if the other party is in default of any obligation hereunder and such default is not cured within ten (10) days of receipt of a notice from the non-defaulting party specifying such default. This Agreement may also be terminated by Maximus immediately and without prior notice if (a) Consultant has violated any state or federal law, (b) Consultant has made a material misrepresentation or (c) Consultant breaches a confidentiality obligation. Maximus shall compensate Consultant for work satisfactorily performed up to the effective date of the termination less any amounts that are the subject of a good faith dispute.

6.    Termination of Services and Return of Maximus Property. Upon the expiration or earlier termination of this Agreement, Consultant shall immediately terminate the services hereunder, and shall deliver promptly to Maximus all property relating to the business, work and investigations of Maximus, and to any Work Product (as defined below), patents or copyrights covered by this Agreement. Such property shall include but not be limited to all hardware and software, written, graphical, and recorded material, and any copies, abstracts or summaries thereof.

7.    Changes. Maximus may, at any time by written order, make changes in the Consultant’s work within the general scope of the Statement of Work. If any change under this section causes an increase or decrease in the Consultant’s cost of, or time required for, the performance of any part of the work, the parties shall negotiate an equitable adjustment to the compensation payable hereunder, and this Agreement shall be modified in writing accordingly. Should Consultant be required to devote more than ten (10) hours per week to the services described herein, the parties will negotiate an equitable adjustment to the compensation provided in Section 2.

8.    Standard of Performance. Consultant warrants and represents that he possesses the special skill and professional competence, expertise and experience to undertake the obligations imposed by this Agreement. Consultant agrees to perform in a diligent, efficient, competent and skillful manner commensurate with the highest standards of the profession, and to devote such time as is necessary to perform the services required under this Agreement.

9.    Conflicts of Interest. Consultant warrants and represents that (i) the work hereunder will not create an actual or apparent conflict of interest with any other work he might perform, (ii) Consultant is not presently subject to any agreement with a competitor or potential competitor of

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Maximus or with any other party that will prevent Consultant from performing in full accord with this Agreement and (iii) Consultant is not subject to any statute, regulation, ordinance or rule that will limit his ability to perform the obligations under this Agreement. The parties agree that Consultant shall be free to accept other work during the term hereof; provided, however, that such other work shall not interfere with the provision of services hereunder, and further provided that, without the prior consent of Maximus, Consultant shall not accept other work with any competitor of Maximus that creates a conflict of interest with Maximus. The parties acknowledge that Consultant has entered into a Separation Agreement with Maximus that governs Consultant’s post-employment activities. In the event of any inconsistency between this Agreement and the Separation Agreement, the terms of the Separation Agreement shall control.

10.    Confidential Information. Consultant acknowledges that he may have access to and become acquainted with (i) confidential and other information proprietary to Maximus including, but not limited to, information concerning MAXIMUS, its operations, customers, business and financial condition, proprietary software and materials and, (ii) information with respect to which MAXIMUS has an obligation to maintain confidentiality including, but not limited to, Protected Health Information (PHI) protected pursuant to the Health Insurance Portability and Accountability Act of 1996, Pub. L. No. 104-191 (“HIPAA”), as amended by the Health Information Technology for Economic and Clinical Health (“HITECH”) Act (Division A, Title XIII and Division B, Title IV of Public L. 111–5) (collectively referred to herein as "Confidential Information"). Consultant agrees not to disclose, directly or indirectly, to anyone, or to use or let others use, for any purpose whatsoever, any Confidential Information, of any type, whether or not designated confidential or proprietary, acquired in the course of performing under this Agreement and to comply with all state and federal laws related to the safeguarding of personally identifiable information. The Consultant also agrees not to use or disclose any Confidential Information in violation of securities or insider trading laws.

11.    Work Product. Consultant agrees that all work product, inventions, discoveries, ideas, concepts, designs, specifications, reports, data, software, information systems, processes, methods, formulas and techniques, as well as improvements thereof or know-how related thereto (collectively “Work Product”), which are created by Consultant in the performance of this Agreement shall be the sole property of Maximus. Consultant agrees that all such Work Product shall from inception be considered “works made for hire” and shall be the exclusive property of Maximus or its designee, and Consultant hereby expressly waives any right or interest he may have therein. Consultant agrees to provide, without additional compensation, such assistance as may reasonably be required by Maximus in obtaining patents and copyrights for such Work Product in any and all countries, and in enforcing any Maximus rights and interests relating to such Work Product or to any patents or copyrights resulting therefrom, including without limitation the execution by Consultant of all applications, assignments and other instruments as Maximus may request. Consultant’s pre-existing intellectual property shall remain the property of Consultant; provided, however, that to the extent the Consultant incorporates such intellectual property into any materials delivered to Maximus hereunder, Consultant hereby grants to MAXIMUS a royalty-free, non-exclusive license to use such intellectual property to carry out the purposes of this Agreement and any obligations Maximus has to its clients.

Consultant warrants and represents that all of the Work Product, findings and recommendations disclosed to Maximus during the course of this Agreement may lawfully be disclosed by Consultant and are not subject to any patent, license agreement, confidentiality agreement, trade secret law or any other restriction on use by or disclosure to Maximus.

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12.    Indemnification. Consultant agrees to defend, indemnify and hold Maximus harmless from and against any and all claims, losses, liabilities or expenses (including without limitation attorneys' fees) which may arise, in whole or in part, out of (i) the gross negligence or willful misconduct of the Consultant, his employees or agents, (ii) a breach by the Consultant of his obligations under this Agreement, or (iii) a claim that any Work Product or other item furnished by Consultant hereunder infringes any third party’s patent, copyright or other intellectual property rights. The indemnity required herein shall not be limited by reason of the specification of any particular insurance coverage. Consultant represents and warrants that he is the owner of any goods or services provided under this Agreement or otherwise has the right to provide such goods or services for the purposes of this Agreement. Consultant shall be covered by the Maximus directors and officers insurance policies for periods prior to December 1, 2021. During the term of this Agreement, Maximus shall indemnify the Consultant on the same terms as applicable to Maximus’ officers and directors.

13.    Insurance. Consultant shall be solely responsible for obtaining workers compensation insurance for his employees, if any, and such other insurance as may be required by applicable laws.

14.    LIMITATION OF LIABILITY. THE TOTAL LIABILITY OF EITHER PARTY HEREUNDER FOR ANY AND ALL DAMAGES WHATSOEVER ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT FROM ANY CAUSE, INCLUDING BUT NOT LIMITED TO NEGLIGENCE, ERRORS, OMISSIONS, STRICT LIABILITY, BREACH OF CONTRACT OR BREACH OF WARRANTY SHALL NOT, IN THE AGGREGATE, EXCEED FEES PAYABLE TO CONSULTANT DURING THE TERM HEREOF. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL, ECONOMIC, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING BUT NOT LIMITED TO LOST REVENUE, LOST PROFITS, REPLACEMENT GOODS, LOSS OF TECHNOLOGY RIGHTS OR SERVICES, LOSS OF DATA, OR INTERRUPTION OR LOSS OF USE OF SOFTWARE OR ANY PORTION THEREOF REGARDLESS OF THE LEGAL THEORY UNDER WHICH SUCH DAMAGES ARE SOUGHT EVEN IF THE PARTY HAS BEEN ADVISED OF THE LIKELIHOOD OF SUCH DAMAGES, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. ANY CLAIM BY ONE PARTY AGAINST THE OTHER RELATING TO THIS AGREEMENT MUST BE MADE IN WRITING AND PRESENTED WITHIN SIX (6) MONTHS AFTER THE DATE ON WHICH CONSULTANT COMPLETES PERFORMANCE OF THE SERVICES SPECIFIED IN THIS AGREEMENT.

15.    Compliance. Consultant represents that he is not presently suspended or debarred or proposed for suspension or debarment by any government agency. Consultant agrees to comply with all federal, state and local statutes, regulations, ordinances and rules as well as any and all Maximus policies and procedures relating, directly or indirectly, to Consultant's performance hereunder, including but not limited to all applicable laws pertaining to equal employment opportunity, insider trading, and procurement integrity. In the event this Agreement provides for any contingency fees or other such payments to Consultant, Consultant represents and warrants that he is not subject to any statute, regulation, ordinance or rule that would limit or prohibit such payment. In the event such contingency payment is restricted, the parties agree to renegotiate the terms of this Agreement to cause it to be compliant with all applicable laws or, failing to agree on mutually acceptable terms, to terminate this Agreement. Consultant is aware of, and agrees to abide by the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1 and 78dd-2. Consultant hereby warrants and represents to the Company that he shall not, directly or indirectly, offer or provide any money or other thing of value to a government official for the purpose of obtaining or retaining business for or directing business to Maximus. For these purposes, “government official” includes any officer or employee of any government or any

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government-controlled department, agency, instrumentality or corporation, any political party, political officer or candidate for political office, or any person acting on behalf of any of the foregoing.

16.    Miscellaneous.

a. Survival. The provisions of this Agreement shall survive the expiration or earlier termination of this Agreement, to the extent necessary to give effect to such provisions. Such provisions include, but are not limited to Sections 10, 11, 12, 14, 16.d, and 16.g.

b. Attorneys’ Fees. In the event suit is brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover as an element of the costs of suit, and not as damages, reasonable attorneys' fees to be fixed by the Court.

c. Waiver, Modification and Amendment. No provision of this Agreement may be waived unless in writing, signed by all of the parties hereto. Waiver of any one provision of this Agreement shall not be deemed to be a continuing waiver or a waiver of any other provision. This Agreement may be modified or amended only by a written agreement executed by all of the parties hereto.

d. Governing Law; Venue. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Virginia, without regard to choice of law principles. The parties agree that the sole venue for legal actions related to this Agreement shall be the state and U.S. Federal courts for Fairfax County, Virginia.

e. Assignment; Subcontracting. Neither this Agreement nor any duties or obligations hereunder shall be assigned, transferred, or subcontracted by Consultant without the prior written approval of Maximus, which approval may be withheld in the sole and absolute discretion of Maximus.

f. Notices. All notices under this Agreement will be in writing and will be delivered by personal service, e-mail or certified mail, postage prepaid, or overnight courier to the addresses below.

For Maximus:	For Consultant:

David R. Francis	Richard J. Nadeau
General Counsel
1891 Metro Center Drive
Reston, VA 20190
phone: (703) 251-8602

Any notice sent by certified mail will be deemed to have been given five (5) days after the date on which it is mailed. All other notices will be deemed given when received. No objection may be made to the manner of delivery of any notice actually received in writing by an authorized agent of a party.

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g. Records; Inspection. Consultant shall maintain books, records, and documents in accordance with accounting procedures and practices which sufficiently and properly reflect the services rendered and funds expended in connection with this Agreement. All books, records, documents, or other materials associated with this Agreement shall be subject to reasonable inspection, review, or audit by Maximus and/or its client and their designees, during Consultant’s usual business hours and upon prior notice. Consultant shall retain all financial and other records pertaining to its work under this Agreement for five (5) years after the termination or expiration of this Agreement or the conclusion of any audit pertaining to this Agreement, whichever is later.

h. Partial Invalidity. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any manner.

i. Publicity. Neither party shall make any public announcement concerning this Agreement without the advance written approval of the other party. Notwithstanding the foregoing, if the parties are unable to agree on a mutually acceptable announcement, a party may nevertheless issue a press release if it is advised by counsel that such release is necessary to comply with applicable securities or similar laws.

    j. Entire Agreement. This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes and replaces any and all prior discussions, representations and understandings, whether oral or written.

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IN WITNESS WHEREOF, the parties have executed this Agreement through their duly authorized representatives.

Maximus, Inc.	Richard J. Nadeau

/s/ David R. Francis	/s/ Richard J. Nadeau
David R. Francis	Richard J. Nadeau
General Counsel and Secretary	Chief Financial Officer

Date: July 20, 2021	Date: July 20, 2021

MAXIMUS
Exhibit 1

Statement of Work

Consultant will assist Maximus in the following areas:

1.Transition of the Chief Financial Officer role to David Mutryn
2.Transition of the Principal Accounting Officer role to Theresa Golinvaux
3.Advice on FY22 BOQ2 and BOQ3, as requested
4.Advice on Board and Audit Committee presentations
5.Participation in and advice on accounting closing meeting for FY22 Q1 and Q2
6.Be available for accounting advice to Dominic Corley and Theresa Golinvaux
7.Advice on FY22 Q1 and Q2 Form 10-Q filings
8.Advice on scripts and press releases for FY22 Q1 and Q2
9.General advice on earnings call themes and issues
10.Advice on investor relations and related communications, as requested
11.Advice on financial analyst relations and communications, as requested
12.Advice on ESG matters
13.Assistance regarding real estate matters

All services will be provided in strict conformance with any pre-existing confidentiality and non-disclosure obligations.